Exhibit 99.1

Oyster Point Pharma Announces New Chairperson Appointment to Board of Directors

Donald Santel joins as Chairman of the Board of Directors
PRINCETON, N.J., August 2, 2021 (GLOBE NEWSWIRE) -- Oyster Point Pharma, Inc. (Nasdaq: OYST), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ophthalmic diseases, today announced the appointment of a new Director and Chairperson to its Board of Directors.

The Oyster Point Pharma Board of Directors is pleased to announce the appointment of Donald Santel as non-executive Chairperson and a Director of the Company and a member of the Compensation Committee. Don joined the Board on July 30, 2021, and will take over as Chairperson as Ali Behbahani, M.D. steps down as Chairperson, remaining a Director of the company.

“We are excited and honored to welcome Don to our Board of Directors as we prepare for the potential approval and launch of our first commercial product at Oyster Point Pharma,” said President and CEO Jeffrey Nau, Ph.D., M.M.S. “Don has extensive experience running companies in the pharmaceutical space. We look forward to his insights and contributions, including his leadership as Chairperson, as Oyster Point works to bring transformative therapies to patients with ophthalmic diseases.”

“I am excited to join a company that is focused on becoming a leader in developing therapies for the ocular surface and anterior segment,” said Donald Santel. “I look forward to working closely with Jeff and the rest of the Board as they build this company in the coming years to bring transformative therapies to patients and the eye care providers who take care of them.”

About Donald Santel
Donald Santel served as Executive Chairman of Adicet Bio, Inc., a private allogeneic cell therapy oncology company, from October 2017 through its reverse merger with resTORbio, Inc. in September 2020. From March 2018 through April 2019, Mr. Santel also served as Adicet Bio’s interim Chief Executive Officer. He previously served as Chief Executive Officer of Hyperion Therapeutics, a public biopharmaceutical company, from June 2008 until the sale of the company to Horizon Pharma in May 2015, and was a member of Hyperion’s board of directors from March 2007 through the company’s sale. Previously, Mr. Santel was a co-founder, member of the board of directors and the Chief Executive Officer of CoTherix, Inc., from January 2000 through its sale to Actelion in January 2007. Prior to joining CoTherix, Mr. Santel was employed by several medical device companies, including Cardiac Pathways Corporation (acquired by Boston Scientific) and Medtronic, Inc. Mr. Santel has served as chairman and independent director of Ocelot Bio, Inc., a private biopharmaceutical company, since June 2021. Mr. Santel has also served as an independent director of Consonance-HFW Acquisition Corporation since November 2020. Mr. Santel previously served on the board of directors and the audit and compensation committees of Anthera Pharmaceuticals, Inc. and as a director of ChemGenex Pharmaceuticals, Inc., each a biotechnology company.

About Oyster Point Pharma
Oyster Point Pharma is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ophthalmic diseases. Oyster Point Pharma’s lead clinical program is focused on the development of OC-01 (varenicline) nasal spray, a highly selective cholinergic agonist, being developed as a preservative-free nasal spray to treat the signs and symptoms of dry eye disease and neurotrophic keratopathy. In December 2020, Oyster Point submitted to the U.S. Food and Drug Administration (FDA) a New Drug Application (NDA) for OC-01 (varenicline) nasal spray for the treatment of signs and symptoms of dry eye disease. The Prescription Drug User Fee Act (PDUFA) target action date is October 17, 2021, with a planned U.S. launch of OC-01 (varenicline) nasal spray in the fourth quarter of 2021, if approved by the FDA. Oyster Point continues to expand its research and development pipeline through internal innovation and external collaborations with a goal to bring transformative therapies to patients and the eye care providers that take care of them.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions and on information currently available to us. The forward-looking statements in this press release represent our views as of the date of this press release. These statements may include but are not limited to express or implied statements regarding potential marketing approvals for OC-01 or regarding other future events, including future development and commercialization plans. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Important factors that could cause our actual results to differ materially include our ability to obtain and maintain regulatory approvals of our product candidates; our plans relating to commercializing our product candidates, if approved, including the geographic areas of focus and sales strategy; the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates, and other factors as detailed from time to time in the “Risk Factors” section in reports we file with the Securities and Exchange Commission, copies of which are posted on our website and are available from us without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties.

Investor Contact:
Tim McCarthy
LifeSci Advisors, LLC
(212) 915-2564
investors@oysterpointrx.com
Media Contact:
Sheryl Seapy, W2O Group
(213) 262-9390
sseapy@w2ogroup.com